Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: George A. Troutman Chief Financial Officer (614) 748-1150 george.troutman@pinnacle.com

PDSI REPORTS 2006 THIRD QUARTER RESULTS

COLUMBUS, Ohio (October 31, 2006) – Pinnacle Data Systems, Inc. (“PDSi”) (AMEX: PNS) today announced results for the third quarter ended September 30, 2006.

Michael R. Sayre, President and Chief Executive Officer, stated, “Our 2006 third quarter and nine month results reflect the breadth of strategic initiatives we are pursuing to transform the Company. These include consolidation of production operations, establishing a 26,000 square foot fulfillment center in Columbus, Ohio, realigning our primary Columbus facility’s production capabilities, and implementation of organizational structure, processes and systems to build a scalable organization to meet current and future growth opportunities. While the magnitude of these changes adversely impacted our 2006 third quarter results, these initiatives are building a solid foundation for future growth and improved long-term profitability. We expect solid 2006 fourth quarter sales and gross profit comparisons on a sequential quarter and year-over-year basis.”

Mr. Sayre continued, “We are aggressively pursuing initiatives that we believe will build significant shareholder value over the next several years. The pace of these activities will be governed by specific growth opportunities with our capabilities to scale the business and utilize our capital efficiently.”

Third Quarter 2006

Sales for the third quarter of 2006 increased 8% to $15.4 million compared to $14.3 million last year. Gross profit was $2.4 million, or 16% of sales, for the third quarter of 2006 versus $3.1 million, or 22% of sales, for the same period a year ago. Costs directly related to transitioning production from California to Columbus, including increased training, travel, relocation and retention expenses plus temporary redundancies to minimize the impact on our customers coupled with sales mix adversely impacted gross profit for the third quarter of 2006.

An integral part of the Company’s previously announced Operational Improvement Plan included termination of production activities at the Company’s facility in Monrovia, California by the end of the third quarter of 2006. This represented approximately $1.4 million of one-time expenses primarily related to an accrual for the estimated outstanding lease costs for that facility without any future economic benefit to the Company, plus termination and severance, travel and training, transportation and moving costs and legal fees associated with these changes. The transfer of production activities from the Company’s Monrovia, California facility to Columbus, Ohio was completed on September 30, 2006. In future periods, the Company may potentially incur additional costs relating to this plan when the actual lease agreement is terminated. The Company anticipates annual savings of at least $1.6 million following full implementation of the Operational Improvement Plan.

During the third quarter of 2006, the Company negotiated an Assumption and Cure Agreement with Silicon Graphics, Inc. (“SGI”) whereby SGI will pay the Company 70% of the Company’s pre-petition claims, net of legal fees, on outstanding receivables. As a result, there was a $255,000 recovery related to the impaired accounts receivable balance, net of legal fees, recorded in the third quarter of 2006. Additionally, the Company’s current contract with SGI was extended through August 2009.

Operating expenses, including selling, general and administrative (“SG&A”) expenses, were $4.8 million for the third quarter of 2006 compared to $2.5 million in the third quarter of 2005, primarily due to one-time expenses related to the Company’s Operational Improvement Plan. Additionally, the third quarter of 2006 results include the acquired company’s SG&A expenses for the entire period versus approximately one-half of those expenses following the August 2005 acquisition.

Due to the factors noted above, the Company reported a net loss of $(1,399,000), or $(0.22) per share, for the third quarter of 2006 compared to net income of $339,000, or $0.05 per diluted share in the third quarter of 2005.

First Nine Months 2006

Sales for the nine months ended September 30, 2006, were a record $49.6 million, an increase of 73% compared to $28.7 million for the comparable period last year. Gross profit for the first nine months of 2006 was $9.7 million, a 43% increase from $6.8 million for the 2005 year-to-date period. The record sales and gross profit for the first nine months of 2006 primarily benefited from organic growth in programs with existing customers and the 2005 acquisition.

In the first nine months of 2006 operating expenses were $12.5 million, including approximately $2.1 million of one-time special items, compared to $5.7 million for the first nine months of 2005. Operating expenses for the first nine months of 2006 were 25% of sales compared to 20% of sales in the comparable period last year. Excluding the one-time special items, operating expenses were $10.4 million, or 21% of sales, for the 2006 year-to-date period.

The net loss for the first nine months of 2006 was $(1,864,000) or $(0.30) per share, compared to net income of $548,000, or $0.09 per diluted share, for the first nine months of 2005.

Additional Operating Results

For the third quarter of 2006, product sales totaled $12.5 million, an increase of 7% from $11.7 million in the third quarter of 2005. Gross profit on products declined to $1.0 million, or 8% of product sales, in the third quarter of 2006 from $1.5 million, or 13% of sales, in the same quarter of 2005 due to inefficiencies caused by the transition of production from Los Angeles facility to Columbus, start-up of major new programs and change in mix of products produced in the third quarter of 2006.

Service sales increased 13% for the third quarter of 2006 to $2.9 million from approximately $2.5 million last year. Gross profit on service sales for the 2006 third quarter totaled $1.4 million compared to $1.6 million for the same period in 2005. The gross profit margin on service sales declined to 49% in the third quarter of 2006 from 62% the prior year. This was due to additional expenses related to redesigning the Columbus facilities for improved scalability, establishing a new logistics hub facility in Columbus, higher volumes of non-recurring engineering services, as well as the write-off of certain repair service products and mix of other service revenues.

For the first nine months of 2006, product sales totaled $41.8 million versus $22.0 million for the same period last year, an increase of 90%. Gross profit on products increased to $5.4 million in the first nine months of 2006 from $3.0 million a year ago. As a percent of product sales, gross profit was 12.8% for the first nine months of 2006 compared to 13.4% for the first nine months of 2005.

For the first nine months of 2006, service sales increased 18% to $7.9 million from $6.7 million for the first nine months of 2005. This was due to new and expanding repair and hardware management programs. Gross profit on service sales for the first nine months of 2006 totaled $4.3 million compared to $3.8 million for the same period in 2005. The gross profit margin on service sales declined slightly to 55% for the first nine months of 2006 from 57% for the first nine months of 2005.

Third Quarter 2006 Highlights

•	Mr. Benjamin Brussell was appointed to the Company’s Board of Directors as a Class I independent director whose term expires in 2007. Mr. Brussell is President of Generation Management Company, a company that advises public and non-public companies regarding the initiation, structuring and negotiation of strategic alliances and financial transactions.

•	During the second quarter of 2006 PDSi was awarded a multi-million dollar contract from a global OEM to manufacture and integrate high availability frames for the management of wireless communications. The scope and amount of this contract doubled during the most recent quarter, whereby PDSi is expected to engineer, manufacture and deploy over 200 frames worldwide over the next 12 months.

•	The Company secured a $4 million term loan with KeyBank N.A. bearing interest at prime less 25 basis points. Proceeds of the loan were used to pay the $2 million short-term note entered into on June 23, 2006 and to reduce the outstanding balance of the Company’s line of credit. The loan matures on May 15, 2007. In addition, the Company extended the terms on the $11 million revolving line of credit with KeyBank N.A. until May 15, 2008.

Conference Call

PDSi will host a conference call today at 11:00 a.m. Eastern Time. Michael R. Sayre, President and Chief Executive Officer, George A. Troutman, Chief Financial Officer, and Rob Harris, Vice President Global Sales and Marketing, and General Manager of International Business, will discuss the Company’s third quarter results, recent developments and its long-term growth strategy.

The telephone number to participate in the conference call is (800) 366-7640. A slide presentation will be referenced during the call which may be accessed at the PDSi website (www.pinnacle.com) by clicking on “Company Information” and then “Investor Relations.”

An audio replay of the call will be available through the Investor Relations section of the Company’s website approximately one hour following the conference call.

About PDSi

PDSi provides product lifecycle service solutions to OEMs in the medical, telecommunications, computer, industrial, imaging and defense equipment industries, among others. PDSi offers a full range of computer and computer-related product development and manufacturing services to increase product speed to market and engineered product life, and service and support solutions for units in the field through comprehensive product lifecycle management programs encompassing depot repair, advanced exchange, contact center support and end-of-life control. For more information, visit the PDSi website at http://www.pinnacle.com.

Safe Harbor Statement: This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding sales and gross profit expectations for the remainder of the 2006 fiscal year and annual savings relating to the Company’s Operational Improvement Plan. The words “expect”, “believe”, “may”, “anticipate,” and similar expressions identify forward-looking statements that speak only as of the date thereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors. These factors include changes in the specific markets for the Company’s products and services, changes in customer order patterns, changes in the Company’s business or its relationship with major technology partners or significant customers, pricing pressures, lack of adequate financing to take advantage of business opportunities that may arise, lack of success in technological advancements, and risks associated with the Company’s new business practices, processes and information systems. For more details, please refer to the Company’s Securities and Exchange Commission filings, including its most recent Annual Report on Form 10-KSB and quarterly reports on Form 10-Q and 10-QSB.

PINNACLE DATA SYSTEMS, INC.

CONDENSED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$82	$486
Accounts receivable, net of allowance for doubtful accounts of $327 and $70, respectively	11,410	12,556
Inventory, net	13,442	9,233
Prepaid expenses	624	421
Refundable income taxes	1,668	—
Deferred income taxes	833	833

Total current assets	28,059	23,529

PROPERTY AND EQUIPMENT
Leasehold improvements	470	329
Furniture and fixtures	390	389
Computer equipment and related software	3,112	2,715
Shop equipment	628	599

Total property and equipment, cost	4,600	4,032
Less accumulated depreciation and amortization	(3,550)	(3,250)

Total property and equipment, net	1,050	782

OTHER ASSETS	112	108

TOTAL ASSETS	$29,221	$24,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Line of credit	$6,256	$9,336
Short-term note	4,000	—
Accounts payable	9,817	6,122
Accrued expenses:
Wages, payroll taxes and benefits	1,026	979
Other	1,129	652
Income taxes	—	366
Unearned revenue	748	209

Total current liabilities	22,976	17,664

LONG-TERM LIABILITIES
Deferred income taxes	63	63
Long-term accrual	667	—

Total long-term liabilities	730	63

TOTAL LIABILITIES	23,706	17,727

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS' EQUITY
Preferred stock; no par value; 4,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; no par value; 25,000,000 shares authorized; 6,306,948 and 5,985,356 shares issued and outstanding, respectively	3,320	2,755
Additional paid-in capital	876	754
Retained earnings	1,319	3,183

Total stockholders' equity	5,515	6,692

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$29,221	$24,419

PINNACLE DATA SYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except for per share totals)

	For Three Month Period Ended		For Nine Month Period Ended
	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005
	(Unaudited)		(Unaudited)
SALES
Product sales	$12,520	$11,736	$41,769	$22,040
Service sales	2,874	2,534	7,878	6,668

Total sales	15,394	14,270	49,647	28,708

COST OF SALES
Product sales	11,517	10,208	36,403	19,077
Service sales	1,477	970	3,588	2,872

Total cost of sales	12,994	11,178	39,991	21,949

GROSS PROFIT	2,400	3,092	9,656	6,759
OPERATING EXPENSES	4,801	2,464	12,504	5,735

(LOSS) INCOME FROM OPERATIONS	(2,401)	628	(2,848)	1,024

OTHER EXPENSE
Interest expense	222	87	551	148

(LOSS) INCOME BEFORE INCOME TAXES	(2,623)	541	(3,399)	876
INCOME TAX (BENEFIT) EXPENSE	(1,224)	202	(1,535)	328

NET (LOSS) INCOME	$(1,399)	$339	$(1,864)	$548

BASIC (LOSS) EARNINGS PER COMMON SHARE	$(0.22)	$0.06	$(0.30)	$0.09

DILUTED (LOSS) EARNINGS PER COMMON SHARE	$(0.22)	$0.05	$(0.30)	$0.09

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	6,297,108	5,940,957	6,199,777	5,834,297

Diluted	6,297,108	6,319,549	6,199,777	6,266,897

PINNACLE DATA SYSTEMS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Nine Month Period Ended
	September 30, 2006	September 30, 2005
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(1,864)	$548

Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	300	369
Stock-based compensation expense	122	—
Provision for doubtful accounts	248	10
Inventory reserves	—	284
(Increase)/decrease in assets:
Accounts receivable	898	(2,927)
Inventory	(4,210)	(1,085)
Prepaid expenses and other assets	(206)	29
Refundable income taxes	(1,668)	215
Increase (decrease) in liabilities:
Accounts payable	2,927	(1,730)
Accrued expenses and taxes	825	(70)
Unearned revenues	539	58

Total adjustments	(225)	(4,847)

Net cash used in operating activities	(2,089)	(4,299)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(568)	(214)
Proceeds from acquisition	—	125

Net cash used in investing activities	(568)	(89)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (payments on) proceeds from line of credit	(3,080)	5,478
Proceeds from short-term note	4,000	—
Outstanding checks in excess of funds on deposit	768	863
Proceeds from stock options exercised	565	472
Payment of debt assumed in acquisition	—	(2,281)
Principal payments on capital lease obligation	—	(6)

Net cash provided by financing activities	2,253	4,526

(DECREASE) INCREASE IN CASH	(404)	138
Cash at beginning of period	486	15

Cash at end of period	$82	$153

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	$204	$119

Income taxes paid, net of refunds	$457	$110

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING TRANSACTIONS
Inventory capitalized as computer equipment	$—	$2

Income tax benefit from stock option plans credited to additional paid-in-capital	$—	$194